Exhibit 10.31

Summary of Executive Officer Compensation

The following executive officers of ABIOMED, Inc. are at will employees of ABIOMED, Inc. and have not entered into a formal employment agreement with ABIOMED, Inc. The current understanding between each employee and ABIOMED, Inc. with respect to the employee’s compensation, as approved by the Compensation Committee on May 15, 2017, is as follows:

Name	Base Salary (Effective June 1, 2017)	Target Fiscal 2018 Bonus (Percentage of Salary)
William J. Bolt	$340,781	65%

Andrew J. Greenfield	$323,440	60%

Michael G. Howley	$348,308	65%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s current salary, effective June 1, 2017, is $ 717,515 and his target bonus for fiscal 2018 is 130% of salary. We have an offer letter with our Chief Financial Officer, Michael J. Tomsicek, which sets forth the terms of his employment. Mr. Tomsicek’s current salary, effective June 1, 2017, is $ 378,525 and his target bonus for fiscal 2018 is 60% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s current salary, effective June 1, 2017, is $ 413,225 and his target bonus for fiscal 2018 is 75% of salary.